EXHIBIT 4.1



                        INVESTORS MANAGEMENT GROUP, LTD.
                             1995 STOCK OPTION PLAN

             1.   Purpose of the Plan.

             This Plan shall be known as the "INVESTORS MANAGEMENT GROUP, LTD. 1995 Stock Option Plan" and is hereinafter referred to as the "Plan." The purpose of the Plan is to aid in maintaining and developing personnel capable of assuring the future success of INVESTORS MANAGEMENT
   GROUP, LTD., an Iowa corporation (the "Company"), to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options as provided herein. Options granted under this Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not qualify as Incentive Stock Options.

             2.   Stock Subject to the Plan.

             Except as may be provided by section 12, the shares of stock to be subject to options under the Plan shall be shares of the Company's authorized common stock. Such shares may be either authorized but unissued shares, or issued shares which have been reacquired by the Company. Subject to any adjustment as provided in section 12, the maximum number of shares on which options may be exercised under this Plan shall be 80,000 shares. If an option under the Plan expires, or for any reason is terminated or unexercised with respect to any shares, such shares shall again be available for options thereafter granted during the term of the Plan.

             3.   Administration of the Plan.

             (a) The Plan shall be administered by the Board of Directors of the Company or a special committee of three or more directors of the Company. If a special committee is to be used, the members of such special committee shall be appointed by and serve at the pleasure of the Board of Directors. The group administering the Plan shall be referred to herein as the "Committee."

             (b) The Committee shall have plenary authority in its discretion, but subject to the express provisions of this Plan (i) to determine the purchase price of the common shares covered by each option,
   (ii) to determine the employees to whom and the time or times at which such options shall be granted and the number of shares to be subject to each option, (iii) to determine the terms of exercise of each option,
   (iv) to accelerate the time at which all or any part of an option may be exercised, (v) to amend or modify the terms of any option with the consent of the optionee, (vi) to interpret the Plan, (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, (viii) to determine the terms and provisions of each option agreement under this Plan (which agreements need not be identical), including the designation of those options intended to be Incentive Stock Options, and (ix) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board of Directors under section 13 to amend or terminate the Plan. The Committee's determinations on the foregoing matters, unless otherwise disapproved by the Board of Directors of the Company, shall be final and conclusive.

             (c) The Committee shall select one of its members as its Chair and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The granting of an option pursuant to the Plan shall be effective only if a written agreement shall have been duly executed and delivered by and on behalf of the Company and the employee to whom such right is granted. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

             4.   Eligibility.

             (a) Options may only be granted under this Plan to any full or part-time employee (which term as used herein includes, but is not limited to, officers and directors who are also employees) of the Company and of its present and future subsidiary corporations (herein called "subsidiaries"). In determining the persons to whom options shall be granted and the number of shares subject to each option, the Committee may take into account the nature of services rendered by the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant. A person who has been granted an option under the Plan may be granted an additional option or options under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the stock with respect to which all Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans described in section 422 of the Code of such employee's employer corporation and its parent and subsidiary corporations described in section 424(e) or 424(f) of the Code) exceeds $100,000 such options shall be treated as options which do not qualify as Incentive Stock Options.

             5.   Price.

             Except as provided in section 10 for 10% shareholders, the option price for all Incentive Stock Options granted under the Plan shall be determined by the Committee but shall not be less than 100% of the fair market value of shares of the Company's common stock at the date of granting of such option. The option price for options granted under the Plan which do not qualify as Incentive Stock Options shall also be determined by the Committee. For purposes of the preceding sentence and for all other valuation purposes under the Plan, the fair market value of the Company's common stock shall be as reasonably determined by the Committee. If on the date of grant of any option granted under the Plan, the common stock of the Company is not publicly traded, the Committee shall make a good faith attempt to satisfy the option price requirement of this section 5 and in connection therewith shall take such action as it deems necessary or advisable.

             6.   Term.

             Except as provided in section 10 for 10% shareholders, each option and all rights and obligations thereunder shall, subject to the provisions of section 9, expire on the date determined by the Committee and specified in the option agreement. The Committee shall be under no duty to provide terms of like duration for options granted under the Plan, but the term of an Incentive Stock Option may not extend more than ten (10) years from the date of granting of such option and the term of options granted under the Plan which do not qualify as Incentive Stock Options may not extend more than fifteen (15) years from the date of granting of such option.

             7.   Exercise of Option.

             (a) The Committee shall have full and complete authority to determine, subject to section 9, whether the option will be exercisable in full at any time or from time to time during the term of the option, and to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the option as the Committee may determine.

             (b) The exercise of any option granted hereunder shall only be effective at such time that the sale of common stock pursuant to such exercise will not violate any state or federal securities or other laws.

             (c) An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company either in cash (including check, bank draft or money order), or, at the discretion of the Committee (i) by delivering certificates for shares of the Company's common stock already owned by the optionee having a fair market value equal to the full purchase price of the shares, or
   (ii) a combination of cash and such shares; provided, however, that an optionee shall not be entitled to tender shares of the Company's common stock pursuant to successive, substantially simultaneous exercises of options granted under this or any other stock option plan of the Company. The fair market value of such shares shall be determined as provided in section 5. Until the optionee has been issued a certificate or certificates for the shares subject to such exercise, the optionee shall possess no rights as a stockholder with respect to such shares.

             8.   Restrictions on Transferability.

             All shares of common stock acquired upon exercise of the options granted under the Plan shall be subject to any restrictions, including restrictions on transfer, set out in the By-Laws of the Company. In addition, the Committee shall have full and complete authority to determine whether all or any part of the shares of common stock acquired upon exercise of any of the options granted under the Plan shall be subject to any other restrictions on the transferability thereof or any other restrictions affecting in any manner the optionee's rights with respect thereto, but any such restriction determined by the Committee shall be included in the agreement relating to such options.

             9.   Effect of Termination of Employment or Death.

             (a) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, for any reason other than serious misconduct or death or disability as set forth in section 9(c), such optionee shall have the right to exercise an option at any time within three months after such termination of employment to the extent of the full number of shares the optionee was entitled to purchase under the option on the date of termination, subject to the condition that no option shall be exercisable after the expiration of the term of the option.

             (b) In the event that an optionee shall cease to be employed by the Company or its subsidiaries, if any, by reason of the optionee's serious misconduct during the course of the optionee's employment, including, but not limited to wrongful appropriation of funds of the optionee's employer or the commission of a gross misdemeanor or felony, any option held by optionee shall be terminated as of the date of the misconduct.

             (c) If an optionee shall die while in the employ of the Company or a subsidiary, if any, or within three months after termination of employment for any reason other than serious misconduct, or if the optionee's employment is terminated because optionee has become disabled (within the meaning of Code section 22(e)(3)) while in the employ of the Company or a subsidiary, if any, and such optionee shall not have fully exercised an option, such option may be exercised at any time within twelve months after the optionee's death or the date of such disability by the optionee or the personal representatives of the optionee, as applicable, or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares the optionee was entitled to purchase under the option on the date of death (or termination of employment, if earlier) and subject to the condition that no option shall be exercisable after the expiration of the term of the option.

             10.  Ten Percent Shareholder Rule.

             Notwithstanding any other provision in the Plan, if at the time an option is otherwise to be granted pursuant to the Plan the optionee owns directly or indirectly (within the meaning of Code section 424(d)) shares of common stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (within the meaning of Code sections 424(e) or 424(f)), if any, then any Incentive Stock Option to be granted to such optionee pursuant to the Plan shall satisfy the requirements of section 422(c)(5) of the Code, the option price shall be not less than 110% of the fair market value of the common stock of the Company determined as provided in section 5, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

             11.  Non-Transferability.

             No option granted under the Plan shall be transferable by an optionee, otherwise than by will or the laws of descent or distribution as provided in section 9(c). During the lifetime of an optionee the option shall be exercisable only by such optionee, except that a duly authorized personal representative may exercise on behalf of a disabled optionee.

             12.  Dilution or other Adjustments.

             If there shall be any change in the shares of the Company's common stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in corporate structure, the Committee may make such adjustments in the Plan and outstanding options as it, in its sole discretion, deems appropriate. In the event of any such changes, adjustments may include, where appropriate, changes in the aggregate number of shares subject to the Plan and the number of shares and the price per share subject to outstanding options, in order to prevent dilution or enlargement of option rights.

             13.  Amendment or Discontinuance of Plan.

             The Board of Directors may amend or discontinue the Plan at any time. However, no amendment of the Plan shall, without stockholder approval: (i) increase the maximum number of shares under the Plan as provided in section 2, (ii) decrease the minimum option price provided in section 5, (iii) extend the maximum option term under section 6, or
   (iv) materially modify the eligibility requirements for participation in the Plan. The Board of Directors shall not alter or impair any rights or obligations under any option previously granted under the Plan without the consent of the holder of the option.

             14.  Time of Granting.

             Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or by the stockholders of the Company, and no action taken by the Committee or the Board of Directors (other than the execution and delivery of an option agreement) shall constitute the granting of an option hereunder.

             15.  No Guaranty of Employment.

             Nothing in the Plan or in any agreement thereunder shall confer on any employee any right to continue in the employ of the Company or any of its subsidiaries or affect, in any way, the right of the Company or any of its subsidiaries to terminate any employee's employment at any time.

             16.  Effective Date and Termination of Plan.

             (a) The Plan was approved by the Board of Directors on August 1, 1995, and shall be effective as of that date provided it is approved by the shareholders of the Company within twelve (12) months thereof.

             (b)  Unless the Plan shall have been discontinued as provided in section 13, the Plan shall terminate July 31, 2005. No option may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.